EXHIBIT 99.1


                          INTEL FIRST QUARTER TO BE
                             BELOW EXPECTATIONS

              Lower than Anticipated Demand Impacting Results

SANTA CLARA, Calif., March 4, 1998 - Weaker than anticipated demand, particularly in OEM turns (orders from PC manufacturers to be shipped within the quarter), is expected to cause revenue and net income levels to fall below Intel's expectations for the first quarter of 1998, the company said today. When Intel announced fourth quarter earnings in January, the expectations were that revenue in the first quarter of 1998 would be approximately flat with fourth quarter revenue of $6.5 billion. The outlook for the first quarter has been revised from the view presented in the fourth quarter 1997 earnings report on January 13, 1998.

                              BUSINESS OUTLOOK
                              ----------------
The following statements are based on current expectations. These statements are forward-looking, and actual results may differ materially. These statements do not reflect the potential impact of any mergers or acquisitions that may be completed after the date of this release, except as noted below.

** The company expects revenue for the first quarter of 1998 to be down approximately 10 percent from the fourth quarter revenue of $6.5 billion.
** Gross margin percentage in the first quarter of 1998 is now expected to be 53 percent, plus or minus a couple of points. The change from earlier guidance is due to the lower revenue expectation. In the short-term, Intel's gross margin percentage varies primarily with revenue levels and product mix. Expectations for Intel's gross margin for the full year 1998 will be updated in the first quarter earnings report.
** The company still believes that over the long-term, the gross margin percentage will be 50 percent plus or minus a few points. Intel's long-term gross margin percentage will vary depending on product mix.
** The company completed the merger of Chips and Technologies, Inc. with Intel Enterprise Corporation during the quarter. The acquisition is expected to result in a one-time non-deductible charge in the first quarter of approximately $165 million, or $0.09 per share. This includes a write-off of in-process R&D.
** Expenses (R& D plus MG &A) in the first quarter of 1998 are expected to be approximately 3 percent higher than the expenses of $1.4 billion in the fourth quarter. In January, expectations were that expenses in the first quarter of 1998 would be approximately 2 to 5 percent lower than the fourth quarter. The increase from prior expectations is attributable to the one time charge associated with the acquisition of Chips and Technologies, Inc. Expenses are dependent in part on the level of revenue.
** R & D spending is expected to be approximately $3.0 billion for 1998, up from $2.3 billion in 1997. In January, expectations were that R&D spending in 1998 would be approximately $2.8 billion. The increase from prior expectations is primarily attributable to the one time charge associated with the acquisition of Chips and Technologies, Inc. Expenses are dependent in part on the level of revenue.
** The company expects interest and other income for the first quarter of 1998 to be approximately $175 million assuming no significant changes in cash balances or interest rates, and no unanticipated items.
** The tax rate in 1998 is expected to be 34.0 percent, excluding the impact of the one time charge associated with the acquisition of Chips and Technologies, Inc.
** Capital spending for 1998 is expected to be approximately $5.3 billion, up from $4.5 billion in 1997.
** Depreciation is expected to be approximately $2.7 billion for 1998, up from $2.2 billion in 1997. Depreciation in the first quarter of 1998 is expected to be approximately $580 million.

     The above statements contained in this outlook are forward-looking statements that involve a number of risks and uncertainties. In addition to factors discussed above, among other factors that could cause actual results to differ materially are the following: business and economic conditions, and growth in the computing industry in various geographic regions; changes in customer order patterns, including changes in customer and channel inventory levels; changes in the mixes of microprocessor types and speeds, purchased components and other products; competitive factors, such as rival chip architectures and manufacturing technologies, competing software-compatible microprocessors, availability of other computing alternatives and acceptance of new products in specific market segments; pricing pressures; excess or obsolete inventory and variations in inventory valuation; timing of software industry product introductions; continued success in technological advances, including development and implementation of new processes and new strategic products for specific market segments; execution of the manufacturing ramp; excess or shortage of manufacturing capacity; the ability to successfully integrate and operate any acquired businesses; unanticipated costs or other adverse effects associated with processors and other products containing errata (deviations from published specifications); risks associated with foreign operations; litigation involving intellectual property, consumer and other issues; and other risk factors listed from time to time in the company's SEC reports, including but not limited to the report on Form 10-Q for the quarter ended September 27, 1997 (Part I, Item 2, Outlook section).
     Intel's 1998 Step-Up Warrants (INTCW) expire on March 14, 1998. The warrants must be exercised on or before Friday, March 13, 1998. The last day of trading of the warrants on The Nasdaq Stock Market* will be March 10, 1998.


*Third party marks and brands are property of their respective holders.